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April 17, 2000

Andrew H. Kent

Vice President and Chief Financial Officer
The IXATA Group, Inc.
8080 Dagget Street
San Diego, CA 92111

Re: Extension of Current Employment Agreement

Dear Mr. Kent:

The Board of Directors of The IXATA Group, Inc. has proposed that the term of the Executive Employment Agreement between you and The IXATA Group, Inc. (formerly Securfone America, Inc.) dated September 9, 1999, be extended to December 31, 2000. The current agreement expires on July 1, 2000. All terms of the agreement, as modified, would remain unchanged, with the exception of the following:

1.   ANNUAL SALARY

Total annual salary compensation is currently $120,000. Effective January 1, 2000, your annual salary will be increased to $150,000. You agree to defer $20,000 of annual salary until closing of minimum new funding of $3 million. Upon closing minimum new funding of $3 million, all accrued salary will be payable, and your annual salary will increase to $150,000, with no deferrals.

2.   INCENTIVE STOCK OPTIONS

As an incentive for you to extend your employment agreement, the Board has authorized an amendment to modify your Incentive Stock Option Agreement dated August 24, 1999, as follows

          1. To provide additional incentive to successfully accelerate the Company's growth of shareholder value, you will be provided with an additional 100,000 qualified incentive stock options. Stock options will be priced at the closing market price on the date of this letter. Options will vest upon signing this amended agreement and are exercisable upon closing minimum new funding of $3 million.

          2. Paragraph 2(b) of your existing Incentive Stock Option Agreement for 10,000 shares will be replaced with the following revised language:

               The Option shall become exercisable with respect to 10,000 of the Shares upon the closing of a minimum total funding commitment of the Company of $3 million in cash, debt or equity funding from external sources.

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               The original paragraph 2(b) of your Incentive Stock Option
               Agreement reads as follows:

               The Option shall become exercisable with respect to 10,000 of the Shares upon the issuance of a written report to the Committee that the Company has maintained a positive cash flow from operations for a minimum of 60 consecutive days.

          3. Paragraph 2 (c) specifying "Optionee may only elect to exercise the option for up to 5,000 Shares in any 30-day period" will be eliminated.

3.   OTHER TERMS:

You will receive a monthly car allowance of $500.

All other terms of your option and employment agreements would remain unchanged. The Board of Directors has approved the above agreement modifications subject to your acceptance. Please sign below to acknowledge your agreement with the terms of this agreement.

Sincerely,

The IXATA Group, Inc.

/s/ Steven L. Wasserman

By Steven L. Wasserman, Secretary

I agree to the terms of this letter as of the date appearing above.

/s/ Andrew H. Kent
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Andrew H. Kent
Individually